UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 27, 2017
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SERITAGE GROWTH PROPERTIES
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	001-37420	38-3976287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

489 Fifth Avenue, 18th Floor
New York, NY 10017
 (Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (212) 355-7800
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement
On December 27, 2017 (the “Closing Date”), Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), as borrower, and Seritage Growth Properties, a Maryland real estate investment trust (the “Company”), as guarantor refinanced its existing $200 million unsecured term loan loan facility (the “Existing Facility”) with a new $200 million unsecured term loan facility (the “New Facility”).  The Existing Facility was a delayed draw facility with a maturity of December 31, 2017, against which the Borrower had drawn $85 million against the total capacity of $200 million.
The lenders under the Existing Facility, JPP, LLC and JPP II, LLC, each a Delaware limited liability company, which are controlled by ESL Investments, Inc. have maintained their funding of $85 million in the New Facility, with JPP, LLC appointed as administrative agent (“Administrative Agent”) under the New Facility.  An affiliate of Empyrean Capital Partners, L.P., a Delaware limited partnership (and together with JPP, LLC and JPP II LLC, each an “Initial Lender” and collectively, the “Initial Lenders”), has committed and funded $60 million under the New Facility, for a total of $145 million committed and funded at Closing.  The total commitments of the lenders under the Facility will not exceed $200 million, and the Borrower has the right to syndicate the remaining $55 million with the Initial Lenders or new lenders. The Initial Lenders under the New Facility are not obligated to make all or any portion of the incremental loans.
The Company expects to use the proceeds of the New Facility, among other things, to refinance the Existing Facility, to fund redevelopment projects and for other general corporate purposes.  Loans under the New Facility are guaranteed by the Company.
The New Facility will mature the earlier of (i) December 31, 2018 and (ii) the date on which the outstanding indebtedness under the Company’s existing mortgage and mezzanine facilities are repaid in full.  The New Facility may be prepaid at any time in whole or in part, without any penalty or premium.  Amounts drawn under the New Facility and repaid may not be redrawn.
The principal amount of loans outstanding under the New Facility will bear a base annual interest rate of 6.75%.  Accrued and unpaid interest will be payable in cash.
On the Closing Date, the Borrower paid to each Initial Lender an upfront fee in an aggregate amount equal to 1.00% of the principal amount of the loan made by such Initial Lender on the Closing Date.
The New Facility documentation requires that the Company at all times maintain (i) a net worth of not less than $1,000,000,000, and (ii) a leverage ratio not to exceed 60.00%.
The New Facility includes customary representations and warranties, covenants and indemnities.  The New Facility also has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, and bankruptcy or insolvency proceedings.  If there is an event of default, the lenders may declare all or any portion of the outstanding indebtedness to be immediately due and payable, exercise any rights they might have under any of the New Facility documents, and require the Borrower to pay a default interest rate on overdue amounts equal to 1.50% in excess of the then applicable interest rate.
Mr. Edward S. Lampert, the Company’s Chairman, is the sole stockholder, chief executive officer and director of ESL Investments, Inc., which controls JPP, LLC and JPP II, LLC. The terms of the New Facility were approved by the Company’s Audit Committee and the Company’s Board of Trustees (with Mr. Edward S. Lampert recusing himself).
The foregoing descriptions of the New Facility do not purport to be complete and are qualified in their entirety by reference to the full text of the Senior Unsecured Term Loan Agreement for the New Facility, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 1.02    Termination of a Material Definitive Agreement
On December 27, 2017 (the “Termination Date”), the Borrower, as borrower, the Company, as guarantor, repaid and terminated the Existing Facility, which was a $200 million senior unsecured delayed draw term loan facility entered into with JPP, JPP II and the Administrative Agent. The principal amount outstanding at termination was approximately $85 million. Mr. Edward S. Lampert, the Company’s Chairman, is the sole stockholder, chief executive officer and director of ESL Investments, Inc., which controls JPP, LLC and JPP II, LLC.  No prepayment penalties were triggered and the Existing Facility terminated in accordance with its terms.
The Existing Facility had a base annual rate of 6.50%. The Existing Facility was scheduled to mature on December 31, 2017.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits
Exhibit 10.1 Senior Unsecured Term Loan Agreement, dated as of December 27, 2017, among Seritage Growth Properties, L.P., Seritage Growth Properties, JPP, LLC, JPP II, LLC and Empyrean Investments, LLC, as lenders, and JPP, LLC, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December  27, 2017

SERITAGE GROWTH PROPERTIES

By:	/s/ Matthew Fernand
	Name:	Matthew Fernand
	Title:	Executive Vice President, General Counsel and Secretary